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                                                                    EXHIBIT 12.1

                          WEINGARTEN REALTY INVESTORS

                      COMPUTATION OF FIXED CHARGES RATIOS

     THE FOLLOWING TABLE SETS FORTH THE COMPANY'S CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND OF FUNDS FROM OPERATIONS BEFORE INTEREST EXPENSE TO FIXED CHARGES FOR THE PERIODS SHOWN:


                                          YEARS ENDED DECEMBER 31,
                                    ------------------------------------
                                      1995    1994   1993   1992   1991
                                    -------  ------  -----  -----  -----
RATIO OF EARNINGS TO FIXED
 CHARGES........................      3.05X   4.16X  3.94X  1.89X  1.72X
RATIO OF FUNDS FROM
 OPERATIONS BEFORE
 INTEREST EXPENSE TO FIXED
 CHARGES........................      4.48X   6.10X  5.83X  2.82X  2.52X

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. The ratios of funds from operations before interest expense to fixed charges were computed by dividing funds from operations before interest expense by fixed charges. For these purposes, earnings is defined as income before extraordinary charge plus fixed charges (excluding interest costs capitalized). Funds from operations before interest expense is defined as net income plus depreciation and amortization of real estate assets and extraordinary charge, less gains (loss) on sales of property and securities plus interest on indebtedness. Fixed charges consist of interest on indebtedness (including interest costs capitalized), amortization of debt costs and the portion of rent expense representing an interest factor.